Exhibit 10.2

SARA LEE CORPORATION

EXECUTIVE MANAGEMENT LONG-TERM INCENTIVE PROGRAM

(FY05-07 EMLTIP)

RESTRICTED STOCK UNIT GRANT NOTICE

_____________

(“Participant”)

The Performance Stock Unit (PSU) Grant Notice made this August 26, 2004 (“Award Date”), by Sara Lee Corporation, a Maryland Corporation (“Corporation”) to Participant is evidence of an award made under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan (“Plan”) which is incorporated into this Grant Notice by reference. A copy of the Plan has been provided to the Participant and is also available from the Sara Lee Corporate Compensation department.

Performance Stock Unit Award. Subject to the restrictions, limitations, terms and conditions as described in the FY05-07 EMLTIP Program Description (“Program Description”), the Plan and this Grant Notice, the Corporation hereby awards to the Participant as of the Award Date

                 Performance stock units (PSUs)

which are considered Stock Awards under the Plan. These PSUs will remain restricted until the Vesting Date on August 31, 2007. This award is performance-based, as detailed in the Program Description and therefore the actual number of PSUs ultimately released is based upon the performance results and the Participant’s active service during the Performance Cycle.

Prior to the Vesting Date, the PSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise.

Dividend Equivalents. Subject to the restrictions, limitations and conditions as described in the Plan, Dividend Equivalents payable on the PSUs will be accrued on behalf of the Participant at the time that dividends are otherwise paid to owners of Sara Lee Corporation common stock balances and will be paid to the Participant with the distribution of the shares following the Vesting Date.

Distribution of the Award. If the distribution is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of shares with a market value not less than the amount of such taxes. Any cash from Dividend Equivalents remaining after withholding taxes are paid will be paid in cash to the Participant. The net number of shares of Sara Lee Corporation stock to be distributed will be delivered to the Participant as soon as practicable after the Vesting Date. If withholding of taxes is not required, none will be taken and the gross number of shares will be distributed. The Participant is personally responsible for the proper reporting and payment of all taxes related to distribution.

Election to Defer Distribution. If the distribution is subject to U.S. tax law, the Participant may elect to defer the distribution of some or all of the PSUs. Such election must be received in writing by the Corporation no later than December 30 of the year prior to the Vesting Date. The deferral, if elected, will result in the transfer of the PSUs into the Corporation’s Executive Deferred Compensation Plan’s Stock Equivalent Fund in effect at the time the PSUs would have otherwise been distributed. The Executive Deferred Compensation Plan rules will govern the administration of this award beginning on the date the PSUs are credited to the Executive Deferred Compensation Plan.

Death, Total Disability or Retirement. If you cease active employment with the Corporation, because of your death or permanent and total disability (as defined under the appropriate disability benefit plan if applicable), the award will vest immediately and be distributed to you or your estate after the Vesting Date. If you retire at age 55 or later and have at least 10 years of service with the Corporation (or as otherwise defined under the appropriate retirement benefit plan of the Corporation), the award will remain in effect and vest on the Vesting Date. In all cases, the actual number of PSUs released will be based upon the performance results for the Performance Cycle. These provisions apply only to awards under the FY05-07 EMLTIP; other types of PSU awards may have different provisions.

Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Corporation, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Corporation, (2) violating any Corporation policies, (3) soliciting any present or future employees or customers of the Corporation to terminate such employment or business relationship(s) with the Corporation, (4) disclosing or misusing any confidential information regarding the Corporation, or (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Corporation (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this PSU award, to the extent it remains restricted, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) if the misconduct occurred within 6 months of the PSU Vesting Date, you shall pay to the Corporation in cash any financial gain you realized from the vesting of the PSU. For purposes of this section, financial gain shall equal, the difference between the fair market value of the Common Stock on the Vesting Date, multiplied by the number of PSUs actually distributed pursuant to this award, reduced by any taxes paid in countries other than the United States which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this PSU, you consent to and authorize the Corporation to deduct from any amounts payable by the Corporation to you, any amounts you owe to the Corporation under this section. This right of set-off is in addition to any other remedies the Corporation may have against you for your breach of this Agreement.

Conformity with the Plan. This award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Any inconsistencies between this Grant Notice, the Plan or the Program Description shall be resolved in accordance with the terms of the Plan. By your acceptance of this Grant Notice, you agree to be bound by all of the terms of this Grant Notice, the Plan and Program Description.

Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan, this Grant Notice or the Program Description will be determined and resolved by the Compensation and Employee Benefits Committee of the Corporation’s Board of Directors (“Committee”). Such determination or resolution by the Committee will be final, binding and conclusive for all purposes.

Employment Rights. Nothing in the Plan, this Grant Notice or the Program Description confers on any Participant any right to continue in the employ of the Corporation or in any way affects the Corporation’s right to terminate the Participant’s employment without prior notice at any time or for any reason.

Amendment. Notwithstanding anything in the Plan, the Program Description or this Award Notice to the contrary, this award may be amended by the Corporation without the consent of the Participant, including but not limited to modifications to any of the rights granted to the Participant under this award, at such time and in such manner as the Corporation may consider necessary or desirable to reflect changes in law.